Exhibit 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS THIRD QUARTER OPERATING RESULTS

EARNINGS DECLINE ATTRIBUTED TO IMPACT OF HURRICANE IVAN

GEORGE TOWN, Cayman Islands, B.W.I. (November 23, 2004) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today reported its operating results for the third quarter and first nine months of 2004.

For the three months ended September 30, 2004, the Company reported record revenue of $5.3 million, compared with $5.0 million in the third quarter of 2003. Net income declined to $424,032, or $0.07 per diluted share, in the most recent quarter, versus $1,121,298, or $0.20 per diluted share, in the three months ended September 30, 2003.

For the nine months ended September 30, 2004, total revenue increased 31% to a record $18.0 million, versus $13.7 million in the corresponding period of the previous year. Net income also increased 31% to a record $4,111,990, or $0.70 per diluted share, compared with $3,149,579, or $0.66 per diluted share, in the first nine months of the previous year. The weighted average number of fully-diluted shares outstanding increased 23% to 5,861,790 in the nine months ended September 30, 2004, compared with 4,770,941 in the prior-year period, reflecting the issuance of shares in a public stock offering in July 2003 and shares issued in conjunction with acquisitions completed in February 2003.

“Our retail and bulk water sales were growing at rates that were in line with management’s expectations until Hurricane Ivan arrived in mid-September,” noted Rick McTaggart, President and Chief Executive Officer of Consolidated Water Co. Ltd. “The impact of the hurricane upon buildings and property on Grand Cayman Island was devastating with, thankfully, very little loss of life. While we have resumed water production and distribution to residential and commercial customers throughout our license areas, many of our retail customers have not recovered from the storm’s damage, and tourist arrivals were halted until the island’s infrastructure could be repaired. Cruise ship visits to the island resumed on November 1st, and tourists began arriving by air on November 20, 2004. While we expect water sales to recover during the balance of the year, our fourth quarter will undoubtedly reflect additional storm-related costs and below-normal sales from our Grand Cayman customers. Third quarter sales trends within our other markets in the Caribbean were consistent with the

Company’s performance during the first half of the year, and we expect a recovery in our business on Grand Cayman to benefit operating results in the upcoming year.”

“Because of the manner in which we must account for property damage and lost revenues due to the hurricane, Consolidated incurred significant non-recurring expenses during the most recent quarter,” continued McTaggart. “This caused our third quarter net income to decline from prior-year levels, even though we expect to recoup much of the hurricane related costs through payments under our property/casualty and business interruption insurance policies in coming months. Some of these payments will likely be received in the fourth quarter of 2004, and we are cautiously optimistic that our quarterly financial performance in 2005 will more accurately reflect the Company’s actual operating results.”

Retail water sales decreased 1.9% to $2.52 million in the three months ended September 30, 2004, compared with $2.57 million in the prior-year quarter, with the decline primarily attributed to the impact of Hurricane Ivan upon the Company’s primary retail market in the Cayman Islands. During the second half of September, the Company’s plants on Grand Cayman operated at only limited capacity, and many of the Company’s customers on the island were unable to take any water due to damage to their premises.

Third quarter revenue from Bulk water operations increased 19.2% to $2.55 million (vs. $2.14 million), reflecting revenue contributions from Waterfields Company Limited, which was acquired last year, partially offset by the impact of Hurricane Ivan in the Cayman Islands and lower revenue in Belize (where water prices were reduced late last year under a new long-term contract with the Company’s customer on Ambergris Caye).

Revenue from services decreased 30.0% to $203,741 (vs. $290,857), due to decreased engineering fees from new construction projects. During 2003, the Company substantially completed its existing construction projects and has not commenced any new construction projects. However, Consolidated is currently bidding to provide new water desalination plants and associated engineering services in a number of countries.

Gross profit margin for the Company’s Retail operations decreased to 49.3% in the most recent quarter (vs. 53.0% a year earlier). This decrease was primarily due to the effect of Hurricane Ivan, which limited water sales for the last half of September, during which period the Company still incurred fixed operational costs. Gross profit margin on Bulk operations increased to 25.0% in the most recent quarter, from 19.4% a year earlier, reflecting the addition of the Waterfields operations, which operate at a higher gross margin than the Company’s other bulk operations. Gross profit margin on Service revenues decreased to 29.9% (from 67.6%), primarily due to the absence of engineering fee revenue from any new construction projects, thus far, during 2004.

Consolidated’s third quarter results benefited from a 45% increase in total Other Income (from $210,869 to $306,326) due to increased profit sharing and equity income from the Company’s investment in Ocean Conversion (BVI) Ltd.

On September 11 and 12, 2004 Hurricane Ivan significantly affected the Company’s Cayman Island operations. As a result, the Company suffered damage to its seawater conversion plants, which are covered by property insurance. Under generally accepted accounting principles, the Company is required to record the loss of any property, which must be replaced, in the period the loss occurs, and record any gain from the related insurance claim only when the recovery is probable. The Company has preliminarily estimated the total loss to its plant and equipment to be $1,342,274, its spare parts inventories to be $111,839 and costs relating to rebuilding Cayman Islands operations to be $133,359. These amounts have been recorded as part of income from operations as an unusual loss on the income statement as “Net loss due to Hurricane Ivan”. The Company also suffered loss of profits during the period that it was unable to sell water to its Cayman Islands customers. The Company is currently quantifying this loss of profits with the intention of submitting a claim for such loss to its insurer under its Loss of Profits insurance policy. The Company recorded probable recoveries from insurance of $1,200,000, partially offsetting its estimated loss of $1,587,472. At the time of this filing, the Company is still in the process of determining the exact extent of the damage to its plants and equipment and finalizing its insurance claims. However, the Company expects that the resulting unusual loss for this quarter will be offset in future periods when it finalizes its insurance claims and reaches a final settlement.

“Ivan was the sixth strongest storm in history and, although significant, the relatively modest damage that we suffered is a testament to the design and construction integrity of our water production facilities,” commented Jeffrey Parker, Chairman of Consolidated Water Co. Ltd. “This, together with the truly heroic efforts of our employees — many of whom lost their homes and everything they owned — who labored around the clock seven days a week, enabled us to resume production in an amazingly short period of time despite the lack of a public electricity supply. As investors, we owe them a deep debt of gratitude, as do the people of the Cayman Islands, for averting a potentially severe public health crisis.”

The Company will host a conference call at 11:30 am EST today to discuss the third quarter operating results and other aspects of the Company’s business. Shareholders and other interested parties may participate in the conference call by dialing 800-310-6649

(international participants dial 719-457-2693) a few minutes before 11:30 a.m. EST on November 23, 2004. A replay will be available two hours after the completion of the conference call from November 23, 2004 until November 30, 2004 by dialing 888-203-1112 for participants in the US/Canada (international participants dial 719-457-0820) and entering the Access ID number 376629.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, including our bid to supply additional water in Nassau, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via
e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)

	September 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	9,119,384	8,236,924
Accounts receivable	6,278,203	3,859,496
Inventory	1,648,825	1,546,185
Prepaid expenses and other assets	479,188	596,386
Current portion of loans receivable	954,095	1,098,732

Total current assets	18,479,695	15,337,723
Loans receivable	2,517,179	3,194,346
Property, plant and equipment, net	28,400,996	29,662,297
Other assets	447,346	505,793
Investments in affiliates	10,487,002	10,034,260
Intangible assets	5,653,851	6,431,955
Goodwill	3,568,374	3,395,752

Total assets	$69,554,443	$68,562,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Dividends payable	797,126	686,118
Accounts payable and other liabilities	2,996,722	2,072,245
Current portion of long term debt	3,683,144	3,763,144

Total current liabilities	7,476,992	6,521,507
Long term debt	13,959,084	16,633,437
Security deposits and other liabilities	352,495	352,495
Minority interest in Waterfields Company Limited	859,076	806,160

Total liabilities	22,647,647	24,313,599

Stockholders’ equity
Redeemable preferred stock, $1.20 par value. Authorized 100,000 shares; issued and outstanding 13,921 shares as at September 30, 2004 and 13,585 shares at as December 31, 2003	16,705	16,302
Class A common stock, $1.20 par value. Authorized 9,840,000 shares; issued and outstanding 5,748,855 shares as at September 30, 2004 and 5,687,010 shares at as December 31, 2003	6,898,626	6,824,412
Class B common stock, $1.20 par value. Authorized 60,000 shares; issued and outstanding nil shares as at September 30, 2004 and nil shares as at December 31, 2003	—	—
Stock and options earned but not issued	95,568	21,494
Additional paid-in capital	27,170,138	26,773,342
Retained earnings	12,725,759	10,612,977

Total stockholders’ equity	46,906,796	44,248,527

Total liabilities and stockholders’ equity	$69,554,443	$68,562,126

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Expressed in United States Dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Retail water sales	2,522,708	2,572,152	9,634,096	8,253,530
Bulk water sales	2,552,605	2,141,092	7,716,477	4,621,534
Service revenue	203,741	290,857	675,543	867,730

Total revenue	5,279,054	5,004,101	18,026,116	13,742,794

Retail cost of sales	(1,280,030)	(1,208,113)	(4,071,181)	(3,642,109)
Bulk cost of sales	(1,913,867)	(1,725,331)	(5,808,369)	(3,889,921)
Service cost of sales	(142,734)	(94,236)	(447,851)	(354,944)

Total cost of sales	(3,336,631)	(3,027,680)	(10,327,401)	(7,886,974)

Gross profit	1,942,423	1,976,421	7,698,715	5,855,820
General and administrative expenses	(1,419,611)	(1,048,257)	(3,892,809)	(2,748,131)
Net loss due to Hurricane Ivan	(387,472)	—	(387,472)	—

Income from operations	135,340	928,164	3,418,434	3,107,689

Other income (expenses):
Interest income	21,600	24,975	54,237	56,768
Interest expense	(183,622)	(155,034)	(503,040)	(956,253)
Other income	127,981	119,155	378,696	310,848
Equity in earnings of affiliates	340,367	221,773	846,480	669,775

	306,326	210,869	776,373	81,138

Net income before income taxes	441,666	1,139,033	4,194,807	3,188,827
Income taxes	(6,836)	(2,538)	(21,011)	(24,051)
Minority Interest	(10,798)	(15,197)	(61,806)	(15,197)

Net income	$424,032	$1,121,298	$4,111,990	$3,149,579

Basic earnings per share	$0.07	$0.20	$0.72	$0.67

Diluted earnings per common share	$0.07	$0.20	$0.70	$0.66

Dividends declared per share	$0.115	$0.105	$0.345	$0.315

Weighted average number of common shares used in the determination of:
Basic earnings per share	5,748,855	5,570,570	5,731,898	4,660,588

Diluted earnings per share	5,886,791	5,676,375	5,861,790	4,770,941

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Expressed in United States Dollars)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2004	2003
Net cash flows provided by operating activities	5,297,563	4,472,623

Cash flows provided by (used in) investing activities
Deferred expenditures	—	401,971
Purchases of property, plant and equipment	(1,728,524)	(1,841,816)
Proceeds from sale of property, plant and equipment	20,000	—
Business combinations, net of cash acquired	—	(19,892,894)
Investment in affiliate	—	(8,961,624)
Receipt of income from affiliate	681,750	—
Collections from loans receivable	821,804	671,083

Net cash used in investing activities	(204,970)	(29,623,280)

Cash flows provided by (used in) financing activities
Proceeds from new credit facility	—	28,056,126
Deferred expenditures	—	(383,207)
Dividends paid	(1,888,200)	(1,347,307)
Proceeds from issuance of stock	432,421	18,373,814
Principal payments of long term debt	(2,754,354)	(12,411,606)

Net cash (used in) provided by financing activities	(4,210,133)	32,287,820

Net increase in cash and cash equivalents	882,460	7,137,163
Cash and cash equivalents at beginning of period	8,236,924	568,304

Cash and cash equivalents at end of period	$9,119,384	$7,705,467

Interest paid in cash	$430,861	$600,335
Interest received in cash	$54,237	$55,957